EXHIBIT 10.1


                        AMENDMENT TO EMPLOYMENT AGREEMENT

Entered into on and as of May 20, 1999, by and between GARY L. TICE (the "Executive"), and F.N.B. CORPORATION ("F.N.B.").

WHEREAS, the Executive, First National Bank of Naples ("FNBN") and FNBN's parent holding company, Southwest Banks, Inc. ("Southwest") are parties to an Employment Agreement dated December 16, 1996 (the "Agreement"); and

WHEREAS, Southwest merged with F.N.B. on January 21, 1997 (the "Merger") and became a wholly-owned subsidiary of F.N.B.; and

WHEREAS, Executive was appointed Executive Officer following the Merger and subsequently was elected as F.N.B.'s Chief Operating Officer and President; and

WHEREAS, Southwest was dissolved on December 31, 1998; and

WHEREAS, F.N.B. and Executive desire to amend the Agreement to substitute F.N.B. for Southwest as a party to the Agreement and have F.N.B. succeed to all of Southwest's rights, duties and obligations thereunder; and

WHEREAS, Executive and F.N.B. desire also to amend the Agreement in order to assure the Executive's benefits under this Section are comparable with those furnished to similarly positioned officers of F.N.B.; and

WHEREAS, since Executive is an eligible participant in F.N.B.'s Basic Retirement Plan, F.N.B. also desires to amend the Agreement to add the "Basic Retirement Plan" to the "Additional Benefits" section (Section 3(g)) of the Agreement; and

WHEREAS, the Executive and F.N.B. desire to reaffirm all the other terms and provisions of the Agreement.

NOW, THEREFORE, intending to be legally bound, the Executive and F.N.B. covenant and agree that:

(1) Section 10(a) entitled "Change in Control of the Company" is hereby amended to change the cash bonus provided under this Section from two hundred-fifty percent (250%) to two hundred ninety-nine percent (299%).

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     Section 10.  Change in Control of the Company.

     (a) In the event of a "change in control" of the Company, as defined herein, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to the Company of termination of this Agreement and to receive a cash payment equal to two hundred ninety-nine (299%) times the compensation, including bonus, received by the Executive in the one-year period immediately preceding the change in control. The severance payments provided for in this Section 10(a) shall be paid as follows: an amount equal to one-third (1/3) of the Initial Present Value shall be paid on the effective date of the termination of his employment hereunder; an additional amount whose present value on the said closing date under Section 280G(d)(4) was one-third
           (1/3) of the Initial Present Value shall be paid on the last day of the sixth month following such effective date; and a final amount whose present value on the said closing date under Section 280G(d)(4) was equal to one-third (1/3) of the Initial Present Value shall be paid on the last day of the twelfth month following such effective date.

(2) Section 3(b) entitled "Life Insurance" is hereby amended to specify additional life insurance coverage on the life of the Executive in force under existing policies made available by F.N.B. to Executive.

     Section 3.   Compensation.

     (b)   Life Insurance.   The Company shall promptly pay the premiums due
           and payable for $2,610,000 in the aggregate of "split-dollar" guaranteed death benefit life insurance on the life of the Executive presently in force under Policy No. 13614637 issued by Northwestern Mutual Life Insurance Company, or such other comparable policy or policies as the Company may select from time to time. All such policies shall be owned by the Executive, subject to a collateral assignment executed at date of inception of the policies in an amount equal to 100% of all premium payments paid by the company to maintain all such policies to ensure Company is fully repaid such premium payments. If the Executive dies during the Split Dollar arrangement, his death benefits shall be payable to one or more beneficiaries as designated by the Executive, and the Company will receive the remaining death benefits.

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(3)  Section 3(g) entitled "Additional Benefits" is hereby amended to add the F.N.B. Corporation "Basic Retirement Plan" since Executive is an eligible participant of the Plan.

     Section 3.   Compensation.

     (g) Additional Benefits. As additional consideration paid to Executive, the Executive shall be provided with health, dental, long term disability, hospitalization, life insurance, participation in the Bank's Executive Performance Compensation Program, Basic Retirement Plan and 401(k) KSOP Salary Savings Plan. In addition, the Executive shall be provided with a monthly automobile allowance of $1,241.00, which allowance shall be adjusted based on the annual Consumer Price Index on July 1, 1998 and on each third anniversary thereafter.

(4) The parties hereby reaffirm all other term and provisions of the Agreement, which shall remain in full force and effect as amended hereby.

WITNESS the due execution and delivery hereof as of the date first above written.


WITNESS:                                     EXECUTIVE:


/s/William J. Rundorff                       /s/Gary L.Tice
----------------------------                 -------------------------
                                             Gary L. Tice



ATTEST:                                      F.N.B. CORPORATION


By /s/William J. Rundorff                    By /s/James T. Weller
   ----------------------                    ----------------------
      Asst Secretary                         James T. Weller
                                             Chairman, Compensation Committee